EXHIBIT 99.1

Vision-Sciences Announces a Strategic Investment in N.O.T.E.S

ORANGEBURG, N.Y., April 5, 2007 (PRIME NEWSWIRE) -- Vision-Sciences, Inc. (Nasdaq:VSCI) ("Vision-Sciences" or the "Company") announced today that it executed a definitive investment agreement under which Vision-Sciences acquired a strategic interest in Minos Medical, Inc. ("Minos"). Minos is a privately held California based development stage medical device company concentrating in the emerging field of N.O.T.E.S -- Natural Orifice Trans-luminal Endoscopic Surgery. N.O.T.E.S is a new frontier in surgery, focusing on using natural orifices to enter the body to facilitate incision-less surgical procedures.

"Vision-Sciences is today focused on the development of new products and technologies, looking to acquire related technologies, and to enter new markets which we have identified. N.O.T.E.S. is one of our targeted fields, and our investment in Minos and N.O.T.E.S is the Company's first publicly announced step towards positioning Vision-Sciences in the forefront of this new field. Clearly, there is a great synergy between the two companies' business strategies. Our new technologies and strong intellectual properties complement each other, and will accelerate both companies' development cycle of the systems that will lead to incision-less surgical procedures," stated Ron Hadani, President and CEO of Vision-Sciences.

Lewis C. Pell, the Chairman of Vision-Sciences, stated that "N.O.T.E.S. represents the next generation of surgical procedures, going beyond minimally invasive laparoscopic surgery to achieve incision-less surgery. I am confident that Minos and its outstanding team will be a valuable strategic partner for Vision-Sciences as we pursue a leading position in the emerging N.O.T.E.S. field."

Vision-Sciences, Inc. develops, manufactures and markets unique flexible endoscopic products for the urology, gastroenterology and the ENT markets, utilizing a sterile disposable sheath, the Slide-On(r) EndoSheath(r) System, which enables physicians to perform diagnostic and therapeutic procedures without the need for specialized endoscopes. This technology provides quick and efficient product turnover, and ensures the patient a contaminant-free product. Information about Vision-Sciences products is available at www.EndoSheath(r).com, and company information is available at www.visionsciences.com.

Except for the historical information herein, the matters discussed in this news release include forward-looking statements for the purposes of the safe harbor protections under The Private Securities Litigation Reform Act of 1995. Future results may vary significantly based on a number of factors including, but not limited to, the availability of capital resources, risks in market acceptance of new products and services and continuing demand for the same, the impact of competitive products and pricing, seasonality, changing economic conditions and other risk factors detailed in our most recent annual report and other filings with the SEC. In addition to statements which explicitly describe such risks and uncertainties readers are urged to consider statements using the terms "believes," "belief," "expects," "intends," "anticipates" or "plans" to be uncertain and forward-looking. Vision-Sciences assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

CONTACT:  Vision-Sciences, Inc.
          Yoav M. Cohen, CFO
          845-848-1010